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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549
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                                    FORM 8-K




                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   February 10, 2004
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                             Salon Media Group, Inc.
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             (Exact name of registrant as specified in its charter)

          Delaware                        0-26395              94-3228750
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 (State or other jurisdiction           (Commission           (IRS Employer
      of incorporation)                 File Number)        Identification No.)

              22 Fourth Street, 16th Floor, San Francisco, CA 94103
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               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code: (415) 645-9200
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          (Former name or former address, if changed since last report)







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Item 5.  Other Events

On February 10, 2004, Salon Media Group, Inc. (the "Registrant" or the "Company) completed the second closing of its Series C Preferred Stock financing. In this private placement, the Company raised approximately $0.4 million in cash from two investors, one of which is the father of Salon's President, Chief Financial Officer, Secretary and Treasurer.

The financing was effected in accordance with the Securities Purchase Agreement dated as of February 10, 2004 between the Company and the purchasers listed on the schedule of purchasers attached thereto (the "Purchase Agreement"). Pursuant to the Securities Purchase Agreement, the Company sold and issued 500 shares of Salon Series C Preferred Stock to the Purchasers at a price of $800 per share. In addition, warrants to purchase 1.2 million shares of the Company's common stock at an exercise price of $0.0345 per share were issued to the investors.

The aggregate total holders of Series C Preferred Stock will own approximately 84% of the outstanding common stock and common stock that they have the right to acquire upon the conversion of their shares of preferred stock, excluding common stock from the potential exercise of warrants held by them.

The Company will use the $0.4 million capital raised for working capital and other general corporate purposes.

The holders of Series C Preferred Stock are entitled to the following rights and preferences: cumulative and accrued dividends of 8.0% annually when, as and if declared by the Board of Directors; in the event of a liquidation event of the Company, they will receive prior and in preference to distributions of assets of the Company made to holders of common stock, Series A Preferred Stock and Series B Preferred Stock, an amount equal to $1,600 per share of Series C Preferred Stock; after liquidation distributions of Company assets to holders of Series A Preferred Stock and Series B Preferred Stock, holders of Series C Preferred Stock are entitled to participate with the holders of Series A Preferred Stock, Series B Preferred Stock and common stock in a distribution of the remaining assets of the Company available to stockholders ratably in proportion to the shares of common stock held by them and the shares of common stock which they have the right to acquire upon conversion of the shares of preferred stock; and certain voting rights and redemption rights. The Series C Preferred Stock will become convertible into common stock of the Company at the conversion rate determined by dividing the Series C Preferred Stock per share price of $800 by the Series C Conversion Price of $0.04. The Series C Preferred Stock conversion price is subject to downward adjustment under certain circumstances related to subsequent Company stock issuances.

The issuance of the 500 shares of Series C Preferred Stock and warrants to purchase 1.2 million shares of common stock will result in Salon incurring a non-cash preferred deemed dividend charge of approximately $2.0 million on its results of operations for its fiscal year ending on March 31, 2004. The charge arises from the difference between the offering

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price of Salon's second closing of its Series C preferred stock and the fair value of Salon's common stock into which the Series C preferred stock is convertible on the date of the transaction after allocating the proceeds between preferred stock and warrants.

The Series C Preferred Stock, warrants, and underlying shares of common stock have not been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such Act or an applicable exemption from registration requirements.

The foregoing description of the private placement is qualified in its entirety by reference to the Securities Purchase Agreement and Form of Common Stock Purchase Warrant, copies of which are filed with this current report as Exhibits
4.2.80 and 4.2.81 respectively, and each of these exhibits is incorporated herein by reference.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)      Exhibits


Exhibit No.          Description
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4.2.80           Securities Purchase Agreement dated as of February 10, 2004 between Salon Media Group, Inc. and the Purchasers listed on the Schedule of Purchasers attached thereto.

4.2.81 Form of Common Stock Purchase Warrant dated February 10, 2004 issued by Salon Media Group, Inc.


SIGNATURE
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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                        SALON MEDIA GROUP, INC.

Dated:  2/25/04         /s/ Elizabeth Hambrecht
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                        Elizabeth Hambrecht, President, Chief Financial Officer,
                        Treasurer and Secretary




















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